                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Registration Statement of Health Systems International, Inc. on Amendment No. 2 to Form S-3 of our reports dated February 16, 1996 included herein and appearing in the Annual Report on Form 10-K of Health Systems International, Inc. for the year ended December 31, 1995 and to the reference to us under the headings "Selected Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement. We also consent to the incorporation by reference in this registration statement of our report, dated March 4, 1994, on the consolidated financial statements of QualMed, Inc., for the year ended December 31, 1993, included in the above mentioned Annual Report on From 10-K.


DELOITTE & TOUCHE LLP


Los Angeles, California
May 6, 1996